As filed with the Securities and Exchange Commission on October 6, 2005

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PALATIN TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	95-4078884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4C Cedar Brook Drive Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Palatin Technologies, Inc. 2005 Stock Plan
(Full title of the plan)

Stephen T. Wills, Chief Financial Officer
4C Cedarbrook Drive
Cranbury, New Jersey  08512
 (Name and address of agent for service)

(609) 495-2200
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Brian F. Lanter, Attorney at Law, P.C.
117 Bryn Mawr Dr. SE, Suite 104
Albuquerque, NM 87106
(505) 314-1265

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	5,000,000	$2.30	$11,500,000.00	$1,353.55

NOTES TO FEE TABLE:

(1)

The proposed maximum offering price per share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1993 and based on the average of the high and low prices of the registrant’s common stock reported on AMEX on September 30, 2005.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required by Part I is included in documents sent or given to participants in each of the plans listed on the cover page of this registration statement (the “Registration Statement”), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference. The following documents are incorporated in the Registration Statement by reference:

        (a)  The registrant’s latest annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

        (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

        (c)  The description of common stock contained in the registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of the filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Brian F. Lanter, Attorney at Law, P.C., Albuquerque, New Mexico, counsel to the registrant, has given his opinion on certain legal matters relating to the issuance of shares of common stock registered on this registration statement. Mr. Lanter holds 295 shares of our common stock. We have granted Mr. Lanter an option under our 1996 Stock Option Plan to purchase 10,000 shares of common stock at $4.00 per share, with an expiration date of February 6, 2011.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.

        Article V, Section 3 of the registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director.

        Article VI of the registrant’s Certificate of Incorporation provides that the registrant shall make the indemnification permitted under Section 145 of the Delaware General Corporation Law, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct. Article VI further provides that the registrant may advance expenses for defending actions, suits or proceedings upon such terms and conditions as the registrant’s Board of Directors deems appropriate, and that the registrant may purchase insurance on behalf of indemnified persons whether or not the registrant would have the power to indemnify such persons under Section 145 of the Delaware General Corporation Law.

        The registrant’s Bylaws contain substantially the same indemnification provisions as the registrant’s Certificate of Incorporation, summarized above.

        The registrant has obtained a directors’ and officers’ liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits. The following exhibits are filed with this Registration Statement, or incorporated by reference as noted:

No.	Description
4.1	Restated Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.01 of our report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005.
4.2	2005 Stock Plan. Incorporated by reference to Exhibit 10.01 of our report on Form 8-K, filed with the SEC on June 10, 2005.
4.3	Form of Option Certificate (incentive option) under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.01 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.4	Form of Incentive Stock Option Agreement — Standard under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.02 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.5	Form of Option Certificate (non-qualified option) under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.03 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.6	Form of Non-Qualified Stock Option Agreement under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.04 of our report on Form 8-K, filed with the SEC on September 21, 2005.
5.1	Opinion of Brian F. Lanter, Attorney at Law, P.C., counsel to the registrant, re legality.*
23.1	Consent of Brian F. Lanter, Attorney at Law, P.C., included in Exhibit 5.1.*
23.2	Consent of KPMG LLP.*
24.1	Power of attorney, included in the signature page of this registration statement.*

*Filed with this registration statement.

Item 9. Undertakings. The registrant will:

        (1)  File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

           (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

           (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

        (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on October 6, 2005.

PALATIN TECHNOLOGIES, INC.

By: /s/ Stephen T. Wills
      Stephen T. Wills
      Executive Vice President - Operations and Chief Financial Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Carl Spana and Stephen T. Wills and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the U.S. Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Spana	President, Chief Executive Officer and Director	October 6, 2005
Carl Spana	(principal executive officer)

/s/ Stephen T. Wills	Executive Vice President - Operations and Chief Financial Officer	October 6, 2005
Stephen T. Wills	(principal financial and accounting officer)

/s/ John K.A. Prendergast	Chairman and Director	October 6, 2005
John K.A. Prendergast

Table of Contents

/s/ Perry B. Molinoff	Executive Vice President of Research & Development	October 6, 2005
Perry B. Molinoff	and Director

/s/ Robert K. deVeer, Jr.	Director	October 6, 2005
Robert K. deVeer, Jr.

/s/ Zola P. Horovitz	Director	October 6, 2005
Zola P. Horovitz

/s/ Robert I. Taber	Director	October 6, 2005
Robert I. Taber

/s/ Errol De Souza	Director	October 6, 2005
Errol De Souza

/s/ J. Stanley Hull	Director	October 6, 2005
J. Stanley Hull

INDEX TO EXHIBITS

No.	Description
4.1	Restated Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.01 of our report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005.
4.2	2005 Stock Plan. Incorporated by reference to Exhibit 10.01 of our report on Form 8-K, filed with the SEC on June 10, 2005.
4.3	Form of Option Certificate (incentive option) under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.01 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.4	Form of Incentive Stock Option Agreement — Standard under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.02 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.5	Form of Option Certificate (non-qualified option) under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.03 of our report on Form 8-K, filed with the SEC on September 21, 2005.
4.6	Form of Non-Qualified Stock Option Agreement under the 2005 Stock Plan. Incorporated by reference to Exhibit 10.04 of our report on Form 8-K, filed with the SEC on September 21, 2005.
5.1	Opinion of Brian F. Lanter, Attorney at Law, P.C., counsel to the registrant, re legality.*
23.1	Consent of Brian F. Lanter, Attorney at Law, P.C., included in Exhibit 5.1.*
23.2	Consent of KPMG LLP.*
24.1	Power of attorney, included in the signature page of this registration statement.*

*Filed with this registration statement.